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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549


                                 SCHEDULE 13G



                   UNDER THE SECURITIES EXCHANGE ACT OF 1934
                             (Amendment No.      )*



                                   8x8, Inc.
            -------------------------------------------------------
                               (Name of Issuer)



                                  Common Stock
            -------------------------------------------------------
                        (Title of Class of Securities)



                                  282912 10 4
            -------------------------------------------------------
                                (CUSIP Number)



                               December 31, 1998
            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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CUSIP NO. 282912 10 4
          ---------------------


  (1)     NAMES OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS
                    Joseph Leon Parkinson - SSN: ###-##-####
          ---------------------------------------------------------------------

  (2)     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (A)   [   ]
                                                                    (B)   [   ]

          ---------------------------------------------------------------------

  (3)     SEC USE ONLY

          ---------------------------------------------------------------------

  (4)     CITIZENSHIP OR PLACE OF ORGANIZATION
                                 UNITED STATES OF AMERICA
          ---------------------------------------------------------------------

                       (5)     SOLE VOTING POWER
  NUMBER OF                    794,504
   SHARES              --------------------------------------------------------
 BENEFICIALLY          (6)     SHARED VOTING POWER
  OWNED BY                     0
    EACH               --------------------------------------------------------
  REPORTING            (7)     SOLE DISPOSITIVE POWER
 PERSON WITH                   794,504
                       --------------------------------------------------------
                       (8)     SHARED DISPOSITIVE POWER
                               0
                       --------------------------------------------------------

  (9)     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                    794,504
          ---------------------------------------------------------------------

 (10)     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
          SHARES*                                                         [   ]

          ---------------------------------------------------------------------

 (11)     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                                     5.19%
          ---------------------------------------------------------------------

 (12)     TYPE OF REPORTING PERSON*
                                       IN
          ---------------------------------------------------------------------
                    *SEE INSTRUCTIONS BEFORE FILLING OUT!



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CUSIP NO. 282912 10 4
          ---------------------


ITEM 1(a).   Name of Issuer:

                                  8 x 8, Inc.

ITEM 1(b).   Address of Issuer's Principal Executive Offices:

                           2445 Mission College Blvd.
                             Santa Clara, CA 95054

ITEM 2(a)   Name of Person Filing:

                             Joseph Leon Parkinson

ITEM 2(b)   Address of Principal Business Office or, if none, Residence:

                          123 West Highland View Drive
                                Boise, ID 83702

ITEM 2(c)   Citizenship:

                                      UNITED STATES OF AMERICA

ITEM 2(d)   Title of Class of Securities:

                                      COMMON STOCK

ITEM 2(e)   CUSIP Number:

                                  282912 10 4

ITEM 3.     NOT*APPLICABLE

ITEM 4.  OWNERSHIP

      (a)   Amount Beneficially Owned:                                 794,504

      (b)   Percent of Class:                                             5.19%

      (c)   Number of shares as to which such person has:

         (i)  sole power to vote or to direct the vote:                794,504

        (ii)  shared power to vote or to direct the vote:                    0

       (iii)  sole power to dispose or to direct the disposition of:   794,504

        (iv)  shared power to dispose or to direct the disposition of:       0



ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

                               Page 3 of 4 pages


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CUSIP NO. 282912 10 4
          ---------------------


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

         NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         NOT APPLICABLE


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         NOT APPLICABLE


ITEM 10. CERTIFICATION

         NOT APPLICABLE




                                   SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                      January 11, 1999
                      ------------------------------
                                      Date

                      /s/ Joseph Leon Parkinson
                      ------------------------------
                                   Signature

                      Joseph Leon Parkinson
                      ------------------------------
                                   Name/Title









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